MINISTRY PARTNERS INVESTMENT COMPANY, LLC

MANAGING PARTICIPATING BROKER AGREEMENT

_______________, 2014

Ministry Partners Securities, LLC

915 W. Imperial Highway

Suite 120

Brea,  California 92821

Ladies and Gentlemen:

Ministry Partners Investment Company, LLC, a California limited liability company (the “Company”), intends to, subject to the terms and conditions set forth in this agreement (the “Agreement”), issue and sell to the public $85,000,000 of its Class 1 Notes, in two series, consisting of a Fixed Series and Variable Series in several categories (the “Notes”) in an offering (the “Offering”) registered under the Securities Act of 1933, as amended (the “1933 Act”) and registered in selected states (the “Blue Sky States”).

On October 9, 2014, the Company filed with the U.S. Securities and Exchange Commission (the “Commission”), a Registration Statement, as subsequently amended, which registration was declared effective by the Commission on _____________, 2014 and as effective in those Blue Sky States listed on Schedule I attached hereto, which is hereby incorporated by reference.

Under the terms of the Offering, the Company is offering the Notes for sale to the public on a best efforts basis through its wholly-owned subsidiary, Ministry Partners Securities, LLC, a Delaware limited liability company (“MP Securities”) and possibly other selected broker-dealer firms. MP Securities has been registered as a broker-dealer firm under the provisions of Section 15(b) of the Securities Exchange Act of 1934 (the “1934 Act”) and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

Accordingly, the Company has named MP Securities as the managing participating broker (“MPB”) in the Prospectus. For purposes of this Agreement, the term “Registration Statement” means the registration statement filed by the Company with the Commission that describes the Offering of the Notes for sale to the public. The term “Prospectus” means the basic prospectus included in the Registration Statement at the time the Registration Statement is declared effective by the Commission, together with any prospectus supplement, each in the form furnished to the Commission pursuant to Rule 424 under the 1933 Act, by the Company for use in connection with the offering of the Notes.

Subject to the terms and conditions set forth in this Agreement, the Company hereby confirms its engagement of MP Securities as MPB pursuant to which MP Securities will render services to the Company as MPB for the offering and sale of the Notes as provided in this Agreement. MP Securities will act as the MPB to sell the Notes on a best-efforts basis, including enlisting other FINRA members qualified to sell the Notes reasonably acceptable to the Company to participate as selling agents in the Offering. MP Securities hereby accepts its appointment upon terms and conditions set forth in this Agreement. Nothing in this Agreement shall require MP Securities to purchase any of the Notes in the Offering.

1.Appointment of Managing Participating Broker. The Company hereby appoints MP Securities to act as the MPB of the Offering. MP Securities may enlist other licensed broker-dealer firms to participate as selling agents for the Company in the Offering; provided that each such broker-dealer firm has executed and delivered to the Company a Joinder in the form attached to this Agreement as Exhibit A, which is incorporated herein by reference (MPB and each such broker-dealer who executes a Joinder are together referred to herein as the “Selling Group” and each a “Selling Group Member”).

2.The Offering.

(a)The final terms of the Notes to be issued by the Company and of the Offering will be determined by the Company as set forth in a Registration Statement and Prospectus, which the Company will prepare for distribution to prospective purchasers of Notes in the Offering.

(b)Certain terms of the Offering are as follows:

(i)Qualification of the Trust Indenture with respect to the Notes under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), will be required in connection with the offer, issuance, sale, or delivery of the Notes;

(ii)There are minimum investment requirements for Notes as offered by the Prospectus that must be satisfied before the Company may close the sale of a Note in the Offering;

(iii)Investors may purchase Notes through a licensed participating broker-dealer;

(iv)The Company may elect to hold more than one closing for the sale of Notes; and

(v)The Offering will terminate at the earlier of (A) the sale of all of the Notes being offered in the Offering, or (B) December 31, 2017, the expiration date of the Offering.

(c)The Offering will be made by the Selling Group on a “best efforts basis.” During the term of this Agreement, the MPB and each other member of the Selling Group shall use its reasonable best efforts to (i) identify potential investors, (ii) furnish such potential investors, on behalf of the Company, with copies of the Prospectus, and (iii) assist the Company with the sale of Notes at each closing. Notwithstanding any contrary provision of this Agreement, neither MP Securities nor any other Selling Group Member will have any liability to the Company or any other person for its failure to identify one or more prospective investors in the Offering or the failure of the Company to sell any or all of the Notes being offered for sale in the Offering.

3.Managing Participating Broker Fees. In consideration for the performance of the services hereunder, the Company hereby agrees to pay to MP Securities at each closing such fees as outlined below:

(a)As compensation for services to be rendered under this Agreement, MP Securities shall be entitled to receive from the Company the compensation specified in Exhibit B which is hereby incorporated by reference.

(b)The Company is not obligated to pay compensation to MP Securities or any other Selling Group Member with respect to any sale of the Notes unless and until such time as a closing for that sale has occurred and the Company has received the proceeds from such sale.

(c)At each closing for the sale of Notes, the Company will pay to the Selling Group Member identified as the selling broker for such Note compensation calculated pursuant to the commission structure set forth in the attached Exhibit B, which is incorporated by reference herein.

(d)It is acknowledged and agreed that the Company shall bear all costs and expenses incident to the issuance, offer, sale and delivery of the Notes. These costs and expenses will include but are not limited to state “Blue Sky” fees, legal fees, printing costs, travel costs, mailing, couriers, personal background checks, and other expenses incidental to the advancement and completion of the Offering.

(e)The Company agrees to pay to MP Securities a non-accountable due diligence fee of $10,000.

4.Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, MP Securities that:

(a)The Registration Statement has become effective; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purposes are pending before or, to the knowledge of the Company is threatened by the Commission, or any state regulatory authority which would prevent the use of the Registration Statement or Prospectus in connection with the Offering;

(b)The Registration Statement does not contain, and each such part, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(c)The Registration Statement and the Prospectus comply, and as amended or supplemented, if applicable, will comply in all material respects with the 1933 Act and the applicable rules and regulations of the Commission thereunder;

(d)The Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(e)No authorization, approval, or permit of or from, or declaration or filing with, any governmental authority, any court or other tribunal, is required by the Company for the execution, delivery, or performance of this Agreement by the Company or the sale of the Notes in the Offering by the Company, except as required by FINRA or required under applicable state securities laws, which have been or will be made by the time required by such laws;

(f)The Company has not sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or action, order or decree of any governmental entity; and, since the date as of which information is given in the Prospectus, there has not been any material change in the ownership or long-term debt of the Company or any material adverse change, or any development that may cause a prospective material adverse change, in or affecting the general affairs, management, financial position, business prospects or results of operations of the Company, otherwise than as set forth or contemplated in the Prospectus;

(g)The Company has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of California, with power and authority to own its properties and conduct its business as described in the Prospectus;

(h)When issued and fully paid, the Notes will be legally and validly issued pursuant to appropriate Company authority and action of the Company;

(i)No consent of any party to any contract, agreement, instrument, lease, license, or arrangement to which the Company is a party, or to which any of its properties or assets are subject, is required for the execution, delivery, or performance of this Agreement or the Trust Indenture. The Company’s execution, delivery, or performance of this Agreement and the Trust Indenture and sale of the Notes in the Offering (i) will not violate, result in a breach of, or conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under, any agreement to which the Company is a party or to which the Company or any of its assets are subject; (ii) will not violate, result in a breach of, or conflict with any term of the certificate of formation or operating agreement; (iii) will not result in the creation or imposition of any lien, charge, or encumbrance upon any property or assets of the Company; and (iv) will not violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree binding on the Company or any of its assets;

(j)There is no litigation or governmental proceeding pending or, to the Company’s knowledge, threatened against, or involving the Company or any of its properties, except as may be set forth in the Prospectus;

(k)The Company is not in breach of, or in default under, any term or provision of any indenture, mortgage, deed of trust, lease, note, loan, or credit agreement, or any other agreement or instrument evidencing an obligation for borrowed money, or any other material agreement or instrument to which it is a party or by which it or any of its properties may be bound. The Company is not in violation of any provision of its certificate of formation or operating agreement, any franchise, license, permit, judgment, decree, or order, or any statute, rule, or regulation, except for any violation which would not reasonably be expected to have a material adverse effect on the Company or any of its properties or assets;

(l)The Notes are validly authorized and, when issued and delivered in accordance with the Prospectus, will be validly issued, fully paid, and non-assessable and will not be issued in violation of any preemptive rights. The Notes and Trust Indenture conform in all material respects to the descriptions relating thereto contained in the Prospectus;

(m)The Company makes and keeps books and records and maintains internal accounting controls that provide reasonable assurance that: (i) transactions are executed in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, and (iii) access to its assets is permitted only in accordance with management’s authorization;

(n)The Trust Indenture (assuming due execution and delivery thereof by the trustee) is and the Notes (when executed by the Company and authenticated in accordance with the Trust Indenture) will be, the legal, valid and binding obligations of the Company, enforceable against the

Company in accordance with their respective terms, except as limited by equitable principles, bankruptcy, reorganization or other similar laws relating to or affecting the enforcement of creditor’s rights generally; and

(o)Neither the Company nor any of its owners, managers, directors, officers, employees, representatives, or agents has engaged any placement agent, underwriter, broker, finder, or other similar person with respect to the Offering other than as described in the Registration Statement and Prospectus.

5.Covenants and Agreements of the Company. The Company agrees with MP Securities:

(a)To make no amendment or any supplement to the Prospectus unless MP Securities is given a copy of such proposed amendment or supplement; to advise MP Securities, promptly after it receives notice thereof, of the issuance by any state, federal or other regulatory authority of any stop order or of any order preventing or suspending the use of any Prospectus, of the suspension of the qualification of the Notes for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by any regulatory authority for the amending or supplementing of the Prospectus or for additional information; and, in the event of the issuance of any stop order or of any order preventing or suspending the use of the Prospectus or suspending any such qualification, promptly to use its best efforts to obtain the withdrawal of such order;

(b)To furnish MP Securities with copies of the Prospectus in such quantities as MP Securities may from time to time reasonably request, and, if any event shall have occurred as a result of which the Prospectus would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if for any other reason it shall be necessary to amend or supplement the Prospectus, to notify MP Securities and upon MP Securities’ request to prepare and furnish without charge to MP Securities as many copies as MP Securities may from time to time reasonably request of an amended Prospectus or a supplement to the Prospectus which will correct such statement or omission or effect compliance;

(c)To use the net proceeds received by it from the sale of the Notes pursuant to this Agreement in the manner specified in the Prospectus under the caption “Use of Proceeds”;

(d)There has been no material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, except as set forth in the Prospectus;

(e)There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject (i) other than proceedings accurately described in all material respects in the Prospectus and proceedings that would not have a material adverse effect on the Company and its subsidiaries, taken as a whole, or on the power or ability of the Company to perform its respective obligations under this Agreement, the Indenture, or the Notes or to consummate the transactions contemplated by the Prospectus or (ii) that are required to be described in the Registration Statement or the Prospectus and are not so described; and there are no statutes, regulations, contracts or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not described or filed as required;

(f)The Company is not, and after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Prospectus, the Company will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(g)Except as described in the Prospectus, (i) the Company has good and marketable title to all real property and good and marketable title to all personal property it owns and all mortgage notes and debt securities it owns which are material to its business, taken as a whole. In each case, the Company has ownership free and clear of all liens, encumbrances and defects except those which do not materially affect the value of such property and do not materially interfere with the use made, and proposed to be made, of such property by the Company; and (ii) any real property and buildings held under lease by the Company are held by it under valid, subsisting and enforceable leases with such exceptions as are not material to the Company and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company;

(h)The Company possesses all certificates, authorizations and permits issued by the appropriate federal, state or other regulatory authorities necessary to conduct its business as presently conducted, except as described in the Prospectus or where the failure to possess such certificates, authorizations and permits would not, singly or in the aggregate, have a material adverse effect on the Company, taken as a whole; and no officer or representative of the Company has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a material adverse effect on the Company, taken as a whole, except as described in the Prospectus; and

(i)The consolidated financial statements of the Company and the related notes thereto included in the Registration Statement and the Prospectus comply in all material respects with the applicable requirements of the 1933 Act and the related rules and regulations of the Commission; present fairly in all material respects the financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of operations and cash flows of the Company and its consolidated subsidiaries for the periods specified; and have been prepared in conformity with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except as noted therein); and

(k)No relationship, direct or indirect, exists between the Company or any of its owners, managers, directors, officers, employees, representatives, or agents that is required by the 1933 Act to be described in the Prospectus and that is not so described in the Prospectus.

6.Representations and Warranties of Managing Participating Broker. MP Securities represents and warrants to, and agrees with, the Company that:

(a)MP Securities is duly organized and in good standing in its jurisdiction of origin. MP Securities holds all governmental authorizations, approvals, and permits necessary to conduct its business and to perform its obligations under this Agreement;

(b)MP Securities has the requisite power and authority to execute, deliver, and perform its obligations under this Agreement. This Agreement has been duly authorized, executed, and delivered by MP Securities and is the legal, valid, and binding obligation of MP Securities and enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or affecting creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(c)MP Securities is a broker-dealer registered with the Securities and Exchange Commission under the 1934 Act , is a member in good standing of FINRA, and is registered and/or qualified to act in each jurisdiction in which it is required to be registered and/or qualified to conduct its business and to perform its obligations under this Agreement;

(d)MP Securities acknowledges and agrees that, except as otherwise provided in Section 3 above, it shall not be entitled to any fee, commission, or other compensation for any capital raised by the Company or any of its affiliates through the sale of Notes in the Offering;

(e)All information provided by or on behalf of MP Securities for inclusion in the Prospectus does not and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(f)MP Securities hereby confirms that it qualifies to serve as the MPB for the Offering of the Notes.

7.Covenants and Agreements of Managing Participating Broker. In connection with its appointment as MPB for the Offering, MP Securities covenants and agrees to:

(a)Cause each Selling Group Member who executes a Joinder relating to the offer and sale of the Notes to honor and abide by the provisions contained in this Agreement;

(b)Collaborate with the Company and assist the Company in identifying other licensed broker-dealer firms that could become a Selling Group Member;

(c)Exercise its best efforts to comply with the subscription procedures and plan of distribution set forth in the Prospectus;

(d)Periodically review executed subscription agreements entered into by the Company for the sale of Notes in connection with the Offering;

(e) Maintain a fidelity bond in the minimum amount of $120,000;

(f)Maintain general commercial liability insurance policy in an amount reasonably acceptable to MP Securities and the Company and continue to maintain such policy during the term of this Agreement;

(g)Be primarily responsible for any necessary Rule 5110 FINRA filings regarding compensation arrangements of the MPB and other Selling Group Members by reason of the Offering; and

(h)Maintain copies of all the subscription agreements, checks, sales confirmations, transaction blotter and records it receives from the Company and each Selling Group Member, as may be required under applicable FINRA rules and regulations.

8.Sales Procedures. The Company and MP Securities agree to cooperate with each other in carrying out the subscription procedures and selling procedures described in the “Plan of Distribution” section of the Prospectus and the summary attached hereto as Exhibit C.

9.Indemnification and Contribution.

(a)The Company will indemnify and hold harmless MP Securities in its capacity as MPB under the terms of this Agreement for the Offering. The Company agrees to indemnify and hold harmless MP Securities, including its controlling persons, officers, directors, managers, agents and representatives (the “Indemnified Persons”) to the fullest extent lawful, from and against all claims, liabilities, losses, damages, and expenses (including without limitation and as incurred, reimbursement of all reasonable attorney costs and other reasonable costs of investigating, preparing, pursuing, or defending any claim, action, proceeding, investigation, arbitration, or other alternative dispute resolution) (collectively, “Losses”) directly or indirectly related to or arising out of, or in connection with: (i) actions taken or omitted by the Company, its affiliates, or any of their respective managers, officers, employees, representatives, or agents in connection with the Offering or activities contemplated by this Agreement; (ii) actions taken or omitted by any Indemnified Person pursuant to the terms of, or in connection with, services rendered pursuant to this Agreement, provided that in the case of this subsection (ii), the Company shall not be responsible for any Losses arising primarily out of or based primarily upon the willful misconduct or gross negligence (as determined by the judgment of a court of competent jurisdiction, no longer subject to appeal or further review) of or by such Indemnified Person; and (iii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus or any other offering or disclosure materials of the Company relating to the Offering or any other information provided to such Indemnified Person by the Company under or in respect of this Agreement or the Offering or any omission or alleged omission to state a material fact necessary to make the statements therein not misleading (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information relating to such Indemnified Person furnished in writing by or on behalf of an Indemnified Person expressly for use by the Company in the Prospectus or such other offering or disclosure materials). If multiple claims for indemnification under this Agreement are brought against any Indemnified Person and some but not all of the claims are permitted under applicable law and this Agreement, then any award shall be conclusively deemed to be based on those claims as to which indemnification is permitted, except to the extent that the award expressly states that the award, or any portion thereof, is based solely on a claim as to which indemnification is not permitted by applicable law and this Agreement.

(b)In addition to and without limitation of the Company’s obligation to indemnify MP Securities as MPB, the Company agrees to indemnify and hold harmless the respective managers, officers, employees and agents of each, if any, who controls MPB within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, from and against any and all loss, liability, claim, damage and expense whatsoever, as incurred, incurred as a result of MP Securities’ acting as MPB for the Offering under the terms of this Agreement.

(c)If the indemnification provided for herein is unavailable to an Indemnified Person in respect of any Losses, then the Company, in lieu of indemnifying such Indemnified Person, shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Indemnified Person on the other, as well as any other relevant equitable considerations. Notwithstanding the foregoing, no contributions as set forth above shall be available with respect to any Losses arising primarily out of or based primarily upon the willful misconduct or gross negligence of or by any Indemnified Person. It is further agreed that the relative benefits to the Company on the one hand and any Indemnified Person on the other hand with respect to the services rendered under this Agreement shall be deemed to be in the same proportion as (i) the aggregate Offering bears to (ii) the fees actually paid to such Indemnified Person with respect to the services provided pursuant to this Agreement in connection with the Offering. The Company also agrees that no Indemnified Person shall have any liability to the Company for or in connection with this Agreement, except for any Losses incurred by the Company to the extent they are appropriately judicially determined (without possibility of appeal or review) to have resulted primarily from such Indemnified Person’s willful misconduct or gross negligence, and in no event shall such Indemnified Person be required to contribute an amount in the aggregate greater than the fees actually received by such Indemnified Person for any services performed under this Agreement.

(d)If an Indemnified Person intends to seek indemnification under this Agreement with respect to any action or proceeding, then such Indemnified Person must notify the Company of the commencement of such action or proceeding; provided, however, that the failure to so notify the Company shall not relieve the Company from any liability that it may have to any Indemnified Person pursuant to this Agreement, except to the extent the Company has been prejudiced in any material respect by such failure, or from any liability it may have to such Indemnified Person other than pursuant to this Agreement. Notwithstanding the above, following such notification, the Company may elect in writing to assume the defense of such action or proceeding, and upon such election, it shall not be liable for any legal costs subsequently incurred by such Indemnified Person (other than reasonable costs of investigation or providing evidence) in connection therewith, unless: (i) the Company has failed to provide counsel reasonably satisfactory to such Indemnified Person in a timely manner; (ii) counsel which has been provided by the Company reasonably determines that its representation of such Indemnified Person would present it with a conflict of interest; or (iii) an Indemnified Person reasonably has determined that there may be legal defenses available to it which are different from or in addition to those available to the Company. The Company agrees that it will not, without the prior written consent of such Indemnified Person, settle or compromise or consent to the entry of any judgment in any action or proceeding relating to the matters contemplated by this Agreement (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising or that may arise out of such action or proceeding.

(e)The Company irrevocably consents to personal jurisdiction, service of process, and venue in any court in which any action or proceeding subject to this Agreement is brought against MP Securities or any Indemnified Person.

(f)The rights to indemnification and contribution and the other rights and remedies of MP Securities under this Agreement are in addition to all other rights and remedies which may be available to MP Securities under law or in equity.

10.Termination.

(a)This Agreement will terminate at the earlier of (i) the time that all of the Notes in the Offering have been sold, or (i) the time that this Agreement is terminated pursuant to Section 10(b), 10(c) or 10(d) below.

(b)MP Securities may terminate this Agreement at any time upon 90 days’ advance written notice to the Company in the event the Company fails to reasonably carry out its duties under this Agreement.

(c)MP Securities may terminate this Agreement at any time upon written notice to the Company if: (i) a material disruption in the major securities markets occurs; (ii) an outbreak of major hostilities or other national or international calamity occurs; (iii) a banking moratorium is declared by a state or federal authority; (iv) a moratorium in foreign exchange trading by major international banks or persons is declared; (v) a material interruption in the mail service or other means of communication within the United States occurs; (vi) the Company sustains a material or substantial loss by fire, flood, accident, hurricane, earthquake, theft, sabotage, or other calamity or malicious act, whether or not such loss is insured against, that, in the opinion of MP Securities, makes it inadvisable to proceed with the Offering; or (vii) a change occurs in the market for the Company’s securities or securities in general or in political, financial, or economic conditions that, in the opinion of MP Securities, makes it inadvisable to proceed with the Offering.

(d)The Company shall be entitled to terminate this Agreement upon sixty days’ prior notice in the event that MP Securities (i) fails to reasonably carry out its duties under this Agreement; (ii) commits an act of negligence or intentional wrongdoing when undertaking its duties under this Agreement; or (iii) incurs a material adverse change in its business, operations or financial affairs, which in the opinion of the Company, may adversely affect the success of the Offering; provided, however, in each instance that the Company complies with the provisions of Section 3 of this Agreement.

11.Survival. The respective indemnities, agreements, representations, warranties and other statements of the Company and MP Securities, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of MP Securities or any controlling person of MP Securities or the Company or any officer or director or controlling person of the Company.

12.Notices. All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be given in writing by personal delivery, prepaid nationally recognized overnight express courier service for next business day delivery, United States mail, postage prepaid, registered or certified mail, or facsimile with a hard copy sent within one (1) business day by any of the foregoing means, and addressed as follows:

To the Company:Ministry Partners Investment Company, LLC

915 West Imperial Hwy, Suite 120

Brea,  California 92821

Attention: Mr. James H. Overholt

Phone: 714-671-5700

Facsimile: 714-671-5767

To the Managing Participating Broker:Ministry Partners Securities, LLC

915 West Imperial Hwy, Suite 120

Brea,  California 92821

Attention: Mr. Joseph Turner

Phone: __________________

Facsimile: _______________

or to such other address or to the attention of such other person as shall be designated in writing by either party in a notice sent to the other in accordance with these notice provisions. Any notice, request, demand or other communication shall be deemed given at the time of personal delivery or, in the case of certified or registered mail, three (3) days after deposited in the custody of the United States Postal Service, or in the case of express courier service, as of the date of first attempted delivery at the address provided herein, or, in the case of a facsimile, upon delivery of same as confirmed by receipt showing a valid and successful transmission to the facsimile number shown herein.

13.Binding Effect. This Agreement shall be binding upon, and inure solely to the benefit of, MP Securities, the Company and the respective managers, officers, and each person who controls the Company within the meaning of the 1933 Act, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

14.    Time is of the Essence. Time shall be of the essence of this Agreement.

15.Entire Agreement.  This Agreement, and any other document referenced herein, constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and no amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by each of the parties hereto.

16.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

17.Counterparts.  This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

If the foregoing is in accordance with your understanding, please sign and return to us two (2) counterparts hereof, and upon the acceptance hereof by MP Securities, this letter and such acceptance hereof shall constitute a binding agreement between the MP Securities and the Company.

Very truly yours,

MINISTRY PARTNERS INVESTMENT COMPANY, LLC, a California limited liability company

By:
Name:
Title:

Accepted as of the date hereof:

MANAGING PARTICIPATING BROKER-DEALER

MINISTRY PARTNERS SECURITIES,

LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT A

JOINDER

FOR MINISTRY PARTNERS INVESTMENT COMPANY, LLC

MANAGING PARTICIPATING BROKER AGREEMENT

This Joinder is executed pursuant to the terms of the Managing Participating Broker Agreement (the “Agreement”) dated effective as of __________________, 2014, between Ministry Partners Securities, LLC and Ministry Partners Investment Company, LLC.

By executing this Joinder, the undersigned:

(a)Joins in the Agreement as a “Selling Group Member” (as defined in the Agreement);

(b)Agrees to perform and comply with all covenants and obligations of a Selling Group Member set forth in the Agreement;

(c)Makes and confirms the accuracy of all representations and warranties of a Selling Group Member in the Agreement;

(d)Confirms that the address set forth below is the proper address for purposes of Section 12 (Notices) of the Agreement; and

(e)Otherwise agrees to be bound by all terms, conditions, representations, warranties and covenants in the Agreement that are applicable to a Selling Group Member.

“Selling Group Member”

Dated:
[Insert Name]
By:

Its:

Address:

EXHIBIT B

COMMISSION STRUCTURE

The commission that the Company will pay to MP Securities or a Selling Group Member pursuant to Section 3 of the Agreement (“Selling Commissions”) shall be a cash commission equal to a percentage of the gross proceeds from the sale of the Notes at any closing, determined in accordance with the schedule set forth below and calculated based on the following variables: (i) the gross proceeds received from Notes sold at any particular closing to a prospective investor identified by MP Securities or a Selling Group Member, as applicable, (ii) whether the investor is an existing holder of a Class 1 Note and is reinvesting all or a portion of his invested sums in a new Class 1 Note; ( iii) the  incremental amount of Variable Series Notes under the Prospectus; and (iv) the maturity term, amount invested or other factors relevant to an investment in the Class 1 Notes as described below.

The Selling Commissions payable at any particular closing shall be determined as follows:

Fixed Series	12 Mo	18 Mo	24 Mo	30 Mo	36 Mo	42 Mo	48 Mo	54 Mo	60 Mo
MPB	0.50%	0.50%	0.50%	0.50%	0.50%	0.50%	0.50%	0.50%	0.50%
Selling Group Member	1.25%	2.0%	2.75%	3.50%	4.25%	5.00%	5.00%	5.00%	5.00%

Variable Series	72 Mo
MPB	0.50%	Paid on initial purchase and on any subsequent net increase in position, but excluding any withdrawals.
Selling Group Member	0.25%	Annualized trailer paid quarterly on average balances.

EXHIBIT C

SALES PROCEDURES FOR THE CLASS 1 NOTES OFFERING

The Company, the Managing Participating Broker (“MPB”) and each broker-dealer executing a Joinder (each a “PB”) shall be members of the selling group (the “Selling Group”). As a condition to their participation in the Selling Group, each Selling Group member agrees that the following sales procedures will be followed in connection with the purchase of a Class 1 Note (“Note”) under the Offering:

1.	The investor delivers a signed subscription agreement or purchase application, together with a check payable to Ministry Partners Investment Company, LLC.

2.	Each PB shall be responsible for undertaking its review of the purchase documentation and complying with applicable FINRA suitability and its compliance obligations.

3.	Each PB shall promptly forward the check and copy of the subscription agreements to the Company after it completes its review of the purchase documentation.

4.

Once the Company receives the funds and original purchase documentation, it will deposit the proceeds into its designated account (the “Notes Proceeds Account”) which will be set up as a separate account to hold and distribute funds from the Offering.

5.	Each PB shall deliver a confirmation of the purchase transaction to the investor.

6.	The Company will issue the original Note and forward to the investor, with a copy to the placing PB.

7.	Each PB shall furnish copies of all investor purchase documentation and related sales documentation to the MPB for the Offering.

8.	The MPB will promptly furnish copies of all investor purchase documents, checks and blotter of investor purchases to the Company for the Offering.

9.

For any sales of Variable Series Notes under the Offering, the commissions payable shall be based on incremental increases in an investment made in a Variable Series Note by an investor less any withdrawals made.

10.

If the MPB acts as a placing agent for the sale of a Note made to an investor that has not previously invested in the Notes, the MPB shall also be entitled to receive a selling commission payable in accordance with the terms and conditions of the Managing Participating Broker Agreement.

11.	On a weekly basis or such other closing date as may be mutually agreed upon by the Company and the MPB, the Company will wire payment of any fees payable to the MPB.

12.	On each closing date, the Company will wire funds for commission payments due and payable to each PB credited as having placed the Note from the Company’s Notes Proceeds Account.

13.

On each closing date, the Company will transmit funds from the Notes Proceeds Account to the Company’s general operating account after the fees payable to the MPB and commissions due to each PB have been made.

14.

The Company agrees to grant to the MPB reasonable access, including online access to the Notes Proceeds Account and its investor portal relating to sales transactions relating to the Offering, once it becomes operational.

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SCHEDULE I

BLUE SKY STATES

	State	Offers and Sales in State Pursuant to Effective Blue Sky Registration	Offers and Sales in State Pursuant to Applicable Exemption
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